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                                                                  RULE 424(b)(3)
                                                       REGISTRATION NO.333-40669


                            PRICING SUPPLEMENT NO. 16
                      TO PROSPECTUS DATED December 10, 1997
                       (As supplemented December 12, 1997)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                MEDIUM-TERM NOTES
                                (Fixed Rate Note)

                    (Due One Year or More from Date of Issue)


Designation: Fixed Rate                           Original Issue Date:
Medium-Term Notes Due                               September 15, 1998
September 15, 2008

Principal Amount:  $75,000,000                    Maturity Date:
                                                    September 15, 2008

Issue Price (as a percentage of                   Regular Record Dates:
  Principal Amount): 100%                           Fifteenth calendar
                                                    day, whether or not a
                                                    Business Day,
                                                    immediately preceding
                                                    the corresponding
                                                    Interest Payment Date

Interest Rate: 6.25%                              Interest Payment Dates:
                                                    Semiannually, on the
                                                    15th day of
                                                    March and September,
                                                    commencing March 15,
                                                    1999

Commission or discount (as                        CUSIP No: 459 20Q BH6
a percentage of Principal
Amount): 0.00%

Redemption Provisions: See Below                  Form: [X] Book-Entry
                                                        [ ] Certificated


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OVERVIEW OF THIS DOCUMENT

     This is a Pricing Supplement. It describes the Fixed Rate Notes now being issued under the Medium Note Program of International Business Machines Corporation. This document adds to, or "supplements" the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus by providing specific information about the Notes issued in this particular transaction. It also amends the Prospectus Supplement and Prospectus to the extent that the description of the Notes in this Pricing Supplement is not consistent with the terms which are set forth in the Prospectus Supplement and Prospectus.


INTEREST

     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

PAYMENT

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of this offering, the term "Business Day" means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined in this Pricing Supplement have the meanings which have already been assigned to them in the accompanying Prospectus Supplement and Prospectus.


REDEMPTION PROVISIONS:

     The Notes are redeemable in whole, but not in part, by the Company on any Interest Payment Date occurring either on or after September 15, 2000. When the Company intends to redeem the Notes, it will give at least Thirty (30) CALENDAR DAYS prior notice of the redemption. The redemption price will be at "par", in other words, at 100% of the Principal Amount of the Notes.


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PLAN OF DISTRIBUTION

     The Notes will be sold to Salomon Brothers Inc at the Issue Price set forth above. In turn, Salomon Brothers Inc will resell the Notes to one or more investors at varying prices related to prevailing market conditions at the time of resale.

Dated: August 24, 1998